Sunrise Realty Trust, Inc. Provides Quarterly Business Update and Declares Dividends for Third and Fourth Quarters of 2024

Board of Directors Declares a Partial Q3 2024 Dividend of $0.21 per Common Share
and a Normal Q4 2024 Dividend of $0.42 per Common Share
WEST PALM BEACH, FL, August 14, 2024 – Sunrise Realty Trust, Inc. (NASDAQ:SUNS) (“SUNS” or the “Company”) today provided a quarterly business update and announced its dividends for the third and fourth quarters of 2024.
On July 9, 2024, the Company finalized its spin-off, establishing itself as a pure-play commercial real estate lender focused on the Southern United States. The SUNS portfolio is composed entirely of new vintage assets, with the first loan closed in 2024. This positions the Company uniquely in the public markets, offering a portfolio with no legacy assets and a strategic focus on one of the highest growth areas in the United States.
“We are pleased with the progress we have made since our successful spin-off, with our current portfolio totaling $119.6 million of commitments, of which we have funded $96.2 million as of August 5, 2024. Looking ahead, we are excited to continue deploying capital strategically, leveraging our strong pipeline of opportunities across high-growth regions in the Southern United States. The dividends we are declaring today reflect our confidence in our ongoing business strategy and our commitment to delivering value to our shareholders,” said Brian Sedrish, the Company’s Chief Executive Officer.
Common Stock Dividend
The Board of Directors has declared a partial quarter cash dividend of $0.21 per common share for the third quarter of 2024 as SUNS was not public for the full quarter. The dividend will be paid on October 15, 2024, to shareholders of record as of September 30, 2024.
Looking ahead, the Board of Directors has declared a regular cash dividend of $0.42 per common share for the fourth quarter of 2024. This decision reflects the additional deals we have closed and our increased visibility into the ramping of the SUNS portfolio. The dividend will be paid on January 15, 2025, to shareholders of record as of December 31, 2024.
Additional Information
SUNS issued a presentation, titled “Second Quarter 2024 Investor Presentation,” which can be viewed at www.sunriserealtytrust.com under the Investor Relations section. The Company also filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, with the Securities and Exchange Commission on August 14, 2024.

SUNS routinely posts important information for investors on its website, www.sunriserealtytrust.com. The Company intends to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. SUNS encourages investors, analysts, the media and others interested in SUNS to monitor the Investors section of its website, in addition to following its press releases, SEC filings, public conference calls, presentations, webcasts and other information posted from time to time on the website. To sign-up for email-notifications, please visit the “Email Alerts” section of the website under the “IR Resources” section.
Conference Call & Discussion of Financial Results
SUNS will host a conference call at 10:00 am (Eastern Time) on Wednesday, August 14, 2024, to provide an update on the business. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of SUNS’s website found here: SUNS -- Investor Relations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. The complete webcast will be archived for 90 days on the Investor Relations section of SUNS’ website.
About Sunrise Realty Trust, Inc.
Sunrise Realty Trust, Inc. (Nasdaq: SUNS) is an institutional commercial real estate lender providing flexible financing solutions for sponsors in the Southern United States. We focus on transitional commercial real estate business plans with opportunities for near-term value creation, collateralized by top-tier real property assets in established Southern U.S. cities that exhibit strong growth fundamentals. For additional information regarding the Company, please visit www.sunriserealtytrust.com.

Investor Relations Contact:
Robyn Tannenbaum
(561) 510-2293
ir@sunriserealtytrust.com

Media Contact:
Profile Advisors
Rich Myers & Rachel Goun
347-774-1125
rmyers@profileadvisors.com

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